EXHIBIT 10.1

SEPARATION AGREEMENT
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AND RELEASE OF ALL CLAIMS

NOTICE: READ BEFORE YOU SIGN! This agreement contains a RELEASE. We advise that you consult an ATTORNEY.

THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into by and between Thomas R. Coleman (“Employee”) and The Scotts Company LLC (“Company”);

WHEREAS, Employee and Company have mutually agreed to terminate Employee’s employment with Company subject to the terms specified in this Agreement;

WHEREAS, Employee’s last day of employment with Company was January 5, 2021 (the “Termination Date”);

WHEREAS, Employee is covered as a Tier 1 Participant under the Company’s Executive Severance Plan; and

WHEREAS, Employee and Company have agreed to resolve any potential claims, disputes, and other matters arising out of Employee's employment relationship with Company, and the termination of that relationship.

WHEREAS, Employee’s termination is considered, only for purposes of outstanding awards under The Scotts Miracle-Gro Company Long-Term Incentive Plan (the “LTIP”), an involuntary termination without Cause, as defined in the LTIP.

NOW THEREFORE, in exchange for and in consideration of the promises and covenants contained herein, along with other good and valuable consideration, the receipt of which is expressly acknowledged hereby, the parties agree as follows:

1.Severance Benefits. The parties agree that Employee has been separated from service for a reason covered by the Company’s Executive Severance Plan (and that his initial receipt of a form of this Agreement served as a “Notice of Termination” as described therein) and, thus, Employee is entitled to the benefits available under the Executive Severance Plan (and no other benefits unless expressly provided within this Agreement) and only entitled to such benefits upon the Effective Date of this Agreement. The terms of the Executive Severance Plan are hereby incorporated by reference and any inconsistency between the terms of the Executive Severance Plan and this Agreement will be resolved in favor of the terms of the Executive Severance Plan. The Company agrees to provide Employee with the following (collectively, the “Severance Benefits”) :

(A)    Severance Pay equal to a continuation of salary, at Employee’s regular base pay as of the Termination Date and as described under the Executive Severance Plan (the “Severance Pay”), payable in accordance with standard Company payroll procedures for twenty-four (24) months (the “Severance Period”). The Severance Pay shall be subject to withholding and deductions required by federal, state, and local taxing authorities with each installment. In the event that Employee accepts re-employment with the Company during the Severance Period, the Company’s obligation to continue making severance payments will cease as of the date re-employment begins. The Severance Pay shall begin to be paid on the first payroll date following the Effective Date; provided, however, that if this Agreement would allow the Effective Date to occur in either of two calendar years, then the first payment of the Severance Pay shall be made on the first payroll date that occurs in the second calendar year and that is after the Effective Date.

(B)    In lieu of outplacement services, Employee will receive a lump sum payment of $30,000, which shall be paid on the first payroll date following the Effective Date of this Agreement.

(C)    Employee may be eligible to elect COBRA continuation benefits as to medical, dental and vision insurance benefits, and participation in the Employee Assistance Program as provided by applicable law, and the applicable plan. At the time payment is made pursuant to paragraph 1A, the Company shall also pay Employee an amount equal to the excess of the then COBRA premium charged by the Company to terminated employees minus the premium Employee paid as an active employee for the benefits for which Employee was actively participating on the Termination Date, all calculated at the rates in effect at the Termination Date (a “Benefits Offset Payment”). This Benefits Offset Payment will be made for each month starting with the month following the Termination Date for the length of the Severance Period, even though that extends beyond the length during which COBRA continuation benefits will be provided, as set forth in applicable law, and which are not extended hereby. This payment shall be subject to any applicable withholding and deductions required by federal, state, and local taxing authorities.

(D)    Employee will be eligible to receive a Bonus amount equal to two times the Employees’ Target Bonus Opportunity (base salary multiplied by incentive target percentage) for the Company’s fiscal year ending September 30, 2021. The Bonus amount shall be paid in two equal installments. The first installment shall be paid on the first payroll date following the first year anniversary of the Termination Date provided that Employee has continued to comply with both his covenants and obligations under this Agreement and any other post employment obligations that he may have including any obligations under the Noncompetition, Nonsolicitation and Confidentiality agreement that he signed on May 15, 2006 (the “Covenant Agreement”), until the date of payment. The second installment shall be paid on the first payroll date following the second year anniversary of the Termination Date provided that Employee has continued to comply with both his covenants and obligations under this Agreement and any other post employment obligations that he may have including any obligations under the Covenant Agreement t, until the date of payment. This payment shall be subject to any applicable withholding and deductions required by federal, state, and local taxing authorities.

(E)    For purposes of clarity, the unvested restricted stock units and their related dividend equivalents granted to Employee on February 2, 2018 will vest on February 2, 2021 in accordance with the terms of the applicable Award Agreement. The unvested restricted stock units and their related dividend equivalents granted to Employee on February 4, 2019 and February 3, 2020 will continue to vest, irrespective of Employee’s separation from service, and shares will be distributed pursuant to those grants at the time otherwise provided in accordance with the terms of the applicable Award Agreements.

(F) The unvested Project Focus Performance Units and related dividend equivalents granted to Employee on January 30, 2017, remain subject to all terms and conditions of the applicable Award Agreement, including the satisfaction of the performance criteria as disclosed in the applicable Award Agreement. For purposes of clarity, based on the Termination Date and in accordance with the terms of the applicable Award Agreement, Employee will be deemed to vest in 28.6% of the Performance Units Achieved as of January 30, 2022, and the applicable number of vested Performance Units Achieved (and their related dividend equivalents) will be settled in accordance with the terms of the Applicable Award Agreement.

    The Severance Benefits described herein shall be the only amounts paid by or on behalf of Company, and no interest on these amounts shall be paid. Employee acknowledges and agrees that the benefits described above are no less than the benefits payable to Employee pursuant to the Executive Severance Plan and that he is not entitled to any other benefits under the Executive Severance Plan or any other plan or agreement providing for severance or similar benefits. Employee otherwise acknowledges hereby the receipt of all wages and other compensation or benefits to which Employee is entitled as a result of Employee’s employment with Company through the Termination Date.

    Employee acknowledges and agrees that Company is under no obligation to pay Employee any Severance Benefits until Employee has agreed to continue to be bound by the Covenant Agreement , similar arrangement, and any other post-employment obligations under any Company policy with such obligations (“Post-Employment Obligations”). (Company and Employee acknowledge that Employee entered into the Covenant Agreement on May 15, 2006 which satisfies the condition set forth in the preceding sentence.) In addition, Employee acknowledges and agrees all Severance Benefits paid must be repaid, and the payment of any future Severance Benefits, if any, will cease, in the event that the Company, in its sole discretion, determines that Employee has breached any Post-Employment Obligations owed to the Company. Further, Employee acknowledges and agrees that any and all business expenses must be properly submitted for reimbursement with all required supporting documentation before payment of any Severance Benefits will commence. Finally, Employee acknowledges and agrees that any amounts that remain due on Employee’s Corporate American Express card account that the Company deems for any reason to be personal expenses, including but not limited to insufficient supporting documentation or because such amounts are otherwise non-reimbursable under the Company’s Corporate Travel and Business Expense policy, must be paid in full before payment of any Severance Benefits will commence.

This Agreement is intended to comply with Section 409A of the Code (“409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a){2)(b)(i), then to the extent necessary to comply with Section 409A such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

To the extent permitted by Section 409A, each payment described under this Agreement shall be treated as a separate and distinct payment from all other payments described herein for purposes of Section 409A.

Employee acknowledges and agrees that the Company has no obligation to indemnify or otherwise reimburse or provide additional compensation or benefits to the Employee for any penalties, interest, or adverse tax consequences arising under Section 409A.

2.Release of Claims. Employee, on behalf of Employee and Employee’s spouse, personal representatives, administrators, minor children, heirs, assigns, wards, agents, and all other persons claiming by or through Employee, does hereby forever release and discharge

Company and its respective officers, directors, shareholders, agents, employees, affiliates, subsidiaries, divisions, predecessors, successors, and assigns (the “Released Parties”) from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Employee expressly acknowledges that the claims released by this paragraph include all rights and claims relating to Employee’s employment with Company and the termination thereof, including without limitation any claims Employee may have under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification (WARN) Act, Ohio Revised Code Chapter 4112, Family and Medical Leave Act and any other federal, state, or local laws or regulations governing employment relationships. This release specifically and without limitation includes a release and waiver of any claims for employment discrimination, wrongful discharge, breach of contract, or promissory estoppel, and extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of the Released Parties occurring prior to the execution of this Agreement. The release contained herein does not apply to: (i) any claim or to rights or claims first arising after the Effective Date of this Agreement, (ii) any claims for unemployment compensation, workers compensation benefits, or vested benefits or benefits otherwise due under ERISA, (iii) any rights to defense and indemnification and under directors and officers insurance with respect to his service as an employee or officer of the Company, (iv) claims that are not otherwise waivable under applicable state law; and (v) rights to amounts payable under this Agreement.

3.Right to Participate in Charge. Nothing in this agreement shall be construed to mean that Employee may not file a charge with a governmental agency, or participate in any investigation of a charge conducted by any governmental agency. Employee nevertheless understands and agrees that because of the waiver and release, he freely provides by signing this Agreement, he cannot obtain any monetary relief or recovery from the Released Parties in any proceeding.

4.Knowing and Voluntary Act. Employee acknowledges and agrees that the release set forth above is a general release. Employee, having been encouraged to and having had the opportunity to be advised by counsel, expressly waives all claims for damages which exist as of this date, but of which Employee does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known would materially affect Employee’s decision to enter into this Agreement. Employee further agrees that Employee accepts the Severance Benefits as a complete compromise of matters involving disputed issues of law and fact and assumes the risk that the facts and law may be other than Employee believes. Employee further acknowledges and agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such differences in the facts or law, and that Employee provides this release voluntarily and with full knowledge and understanding of the terms hereof.

5.Revocation Period. Employee specifically acknowledges and understands that this Agreement is intended to release and discharge any claims of Employee under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection

Act (OWBPA). Under the OWBPA, Employee has 21 calendar days in which to consider this Agreement after being presented with the initial version. However, pursuant to paragraph 19, below, Employee may sign this Agreement at any time up to and including February 8, 2021. Employee will have 7 calendar days in which to revoke Employee’s acceptance after signing this Agreement. To revoke, Employee must deliver written notice of revocation to Denise Stump in the Company’s Human Resources Department at 14111 Scottslawn Rd., Marysville, Ohio 43041. This Agreement will not be effective or enforceable unless it is signed in accordance with Paragraph 19 and is not revoked before the revocation period has expired. The Effective Date is the day after the last day of the revocation period following Employee’s execution of this Agreement.

6.Non-disparagement.  Employee and the Company agree that neither Employee or the Company will make, and the Company will instruct its executive officers and members of its board of directors not to make, any statement to any third party that either party could reasonably foresee would cause harm to the personal or professional reputation of Employee or the Released Parties. Nothing in this section limits any person's ability to provide truthful testimony or information to any court or government agency.

7.No Admission of Liability. Neither this Agreement, nor any term contained herein, may be construed as, or may be used as, an admission on the part of either party of any fault, wrongdoing, or liability whatsoever.

8.Survivorship. Should Employee die or become totally disabled following the Termination Date but before the payments due Employee under Paragraph 1 above have been made, any remaining payments shall be made to Employee (or Employee’s designated beneficiary, as applicable).

9.Return of Property. Employee shall be permitted to keep the laptop computer, mobile phone (including phone number) and iPad that the Company issued to him for his use during his employment.   Employee agrees to cooperate fully with the Company, at the Company's request and direction, to allow the Company to retrieve all data, documents, files or records belonging to the Company that may exist on the Company-issued laptop computer, mobile phone and iPad. Employee agrees to return all other Company property remaining in Employee’s possession or control, including without limitation any and all equipment, documents, credit cards, hardware, software, source code, data, keys or access cards, files, or records on or before the Termination Date.

10.Confidentiality. Employee further acknowledges and agrees that any confidentiality, nondisclosure, noncompetition, and nonsolicitation obligations to Company under the Covenant Agreement or any other prior agreement, are not being released hereby and will specifically survive the termination of Employee’s employment and this Agreement. Employee expressly agrees to keep and maintain Company confidential information confidential, and not to use or disclose such information, directly or indirectly, without the prior written consent of Company or unless required by law. Employee agrees that the provisions of this paragraph are material terms of this Agreement.

11.Cooperation. Employee will cooperate fully with Company as to execution of any ordinary course documents which relate to the time period prior to the Termination Date and in its defense of any lawsuit filed over matters that occurred during the tenure of Employee’s employment with Company, and Employee agrees to provide full and accurate information with respect to same. Employee further agrees not to assist any party in maintaining any lawsuit against any of the Released Parties, and will not provide any information to anyone concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying Company sufficiently in advance of such subpoena or court order to reasonably allow Company an opportunity to object to same.

12.Cooperation with Governmental Investigations. Employee will cooperate fully with Company in any investigation, audit, or inquiry conducted by or on behalf of any federal, state, or local governmental agencies regarding the Company, including, but not limited to, providing truthful information to the Company and making himself available to the Company upon reasonable notice for purposes of being interviewed or otherwise providing assistance to the Company. Employee further agrees to notify the Company through the General Counsel, Ivan Smith, at 14111 Scottslawn Road, Marysville, Ohio 43041 should he be contacted by a governmental agency regarding a governmental investigation, audit or inquiry regarding the Company.

13.Choice of Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Ohio.

14.Execution in Parts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement.

15.No Waiver of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of any such term, covenant, or condition, nor shall any failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under this Agreement.

16.Modifications. No modification or amendment of this Agreement shall be effective unless the same is in a writing duly executed by all the parties hereto.

17.Assignment. Company may assign, in whole or in part, its rights and obligations under this Agreement, and the rights of Company hereunder shall inure to the benefit of, and the obligations of Company hereunder shall be binding upon, its successors and assigns. Employee’s rights and obligations hereunder may not be assigned.

18.Entire Agreement. Except as otherwise set forth herein, this Agreement sets forth the entire Agreement between Company and Employee and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter hereof.

19.Method of Acceptance. To accept, Employee must sign the Agreement. Once Employee has accepted the Agreement, Employee shall deliver a signed and dated copy hereof to Denise Stump in Company’s Human Resources Department, 14111 Scottslawn Road, Marysville, Ohio 43041. This Agreement cannot be accepted until after the Termination Date and will not be effective if signed by Employee prior to the Termination Date. Employee has 60 days following the Termination Date to accept this Agreement. Employee’s failure to deliver Agreement in a timely manner will excuse Company from timely payment.

IN WITNESS WHEREOF, EACH OF THE UNDERSIGNED, HAVING RECEIVED ALL THE ADVICE DEEMED NECESSARY, AND HAVING CAREFULLY READ AND UNDERSTOOD THIS AGREEMENT, DOES HEREBY SIGN AND ACCEPT THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

January 22, 2021 Date	/S/ THOMAS R. COLEMAN Thomas R. Coleman
Date

January 22, 2021	THE SCOTTS COMPANY LLC
Date
/S/ DENISE STUMP By: Denise Stump
Its: Executive Vice President, Global HR

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